EXHIBIT 99.1

PRESS RELEASE

Contact:	Kenneth Smith
Chief Financial Officer

CIRCOR International, Inc.
781-270-1200

CIRCOR Announces the Appointment of Bill Higgins as Executive Vice President, Chief Operating Officer

BURLINGTON, MA, January 3, 2005

CIRCOR International, Inc. [NYSE:CIR] a leading provider of valves and other fluid control devices for the instrumentation, thermal fluid and petrochemical markets, today announced that Bill Higgins has joined the Company as Executive Vice President, Chief Operating Officer. During the past thirteen years, Mr. Higgins has held a variety of senior management positions with Honeywell International and AlliedSignal, most recently serving as Vice President and General Manager, Americas for the Honeywell Building Solutions Business. Prior to that Mr. Higgins was Vice President and General Manager of the AlliedSignal Grimes Aerospace Business, General Manager of the AlliedSignal Aerospace Services Anniston Repair and Overhaul Business, and Director of East Asia Business Development for the Electronic Materials Business unit. Mr. Higgins has an undergraduate degree from Middlebury College, a Masters in Engineering from Rensselaer Polytechnic Institute, and a Masters in International Affairs from Columbia University. In this newly created position at CIRCOR, Mr. Higgins will have authority over all operating units of the Company and report directly to the Chairman, President and CEO, David A. Bloss, Sr.

Commenting on this announcement, Mr. Bloss stated, “This is an important step for CIRCOR and we are delighted to have Bill Higgins join us in this new position as Chief Operating Officer. His credentials and experience provide the Company with the added strength in operational management we need as we continue to grow. In addition, his Six Sigma and Lean manufacturing background will enable us to accelerate our transition to a culture of operational excellence”.

CIRCOR International, Inc. is a leading provider of valves and fluid control products that allow customers around the world to use fluids safely and efficiently in the instrumentation, thermal fluid regulation and petrochemical markets. CIRCOR’s executive headquarters are located at 25 Corporate Drive, Burlington, MA 01803.

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